UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 6, 2008
Southwest Airlines Co.

(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611, Dallas, Texas	75235-1611

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 792-4000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 6, 2008, Southwest Airlines Co. (“the Company”) entered into a Term Loan Agreement (the “Loan Agreement”) with Citibank, N.A., as Administrative Agent and as Collateral Agent, and seven European banks named therein, as lenders, providing for loans to Southwest aggregating up to $600.0 million, to be secured by first-lien mortgages of 21 Boeing 737-700 aircraft owned by Southwest.
On May 9, 2008, Southwest borrowed the full $600.0 million available under the Loan Agreement, and secured these loans with the requisite 21 aircraft mortgages. The loans mature on May 9, 2020 and are repayable quarterly in installments of principal, beginning August 9, 2008, as indicated in Schedule 4 to the Loan Agreement. The loans bear interest at the LIBO Rate (as defined in the Loan Agreement) plus 0.95%, and interest is payable on the loans at the end of each three-month interest period, commencing August 9, 2008.
The Loan Agreement and the related mortgages contain no financial covenants.
Lenders holding over 50% of the aggregate outstanding principal amount of the loans may accelerate the unpaid principal amount of all outstanding loans, together with accrued and unpaid interest, upon the occurrence of certain Events of Default (as defined in the Loan Agreement), and the Collateral Agent may exercise remedies provided for in each of the mortgages securing the loans during the continuance of an Event of Default.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this item.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
4.1 $600,000,000 Term Loan Agreement, dated as of May 6, 2008, among Southwest Airlines Co., Citibank, N.A., as Administrative Agent and as Collateral Agent, and the Lenders named therein, including the form of Mortgage and Security Agreement in Exhibit B thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Airlines Co.
May 12, 2008	By:	/s/ Laura Wright
		Name:	Laura Wright
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	$600,000,000 Term Loan Agreement, dated as of May 6, 2008, among Southwest Airlines Co., Citibank, N.A., as Administrative Agent and as Collateral Agent, and the Lenders named therein, including the form of Mortgage and Security Agreement in Exhibit B thereto.